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                                                                     Exhibit 4.5

                                                                  EXECUTION COPY

                       AMENDMENT NO. 4 TO RIGHTS AGREEMENT

     This Amendment No. 4 to Rights Agreement (this "Amendment"), dated as of June 17, 2003, amends the Rights Agreement dated as of May 16, 2000 as amended on August 4, 2002, August 5, 2002 and March 12, 2003 (the "Rights Agreement"), between Nobel Learning Communities, Inc., a Delaware corporation (the "Company"), and Stocktrans, Inc., as Rights Agent (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                              W I T N E S S E T H:

     WHEREAS, on May 16, 2000, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, shares of the Company's Preferred Stock;

     WHEREAS, on May 16, 2000, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Record Date and the Distribution Date;

     WHEREAS, on August 4, 2002, the Company and the Rights Agent entered into Amendment No. 1 to the Rights Agreement;

     WHEREAS, on August 5, 2002, the Company and the Rights Agent entered into Amendment No. 2 to the Rights Agreement;

     WHEREAS, on March 12, 2003, the Company and the Rights Agent entered into Amendment No. 3 to the Rights Agreement;

     WHEREAS, the Distribution Date has not occurred; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has approved an amendment of certain provisions of the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. Amendment to the second WHEREAS clause. The second WHEREAS clause is amended by restating it as follows:

          "WHEREAS, all references to the Common Stock herein shall also reference the Series A Preferred Stock, par value $.001 per share, Series C Preferred Stock, par value $.001 per share, Series D Preferred Stock, par value $.001 per share, and Series E Preferred Stock, par value $.001 per share ("Series E Preferred Stock")(the "Designated Preferred"), of the Company on an as-converted basis."

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2.   Amendment to definition of "Acquiring Person". Section 1(a)(ii) is amended by inserting the following paragraph at the end of such Section 1(a)(ii):

          "Furthermore, Camden shall not be considered an Acquiring Person as a result of (A) the approval, execution and delivery of the Series E Stock Purchase Agreement including without limitation (i) the issuance of the Series E Preferred Stock, (ii) the conversion of the Series E Preferred Stock, (iii) the exercise of pre-emptive rights described in
          Section 4.6 of the Series E Preferred Stock Purchase Agreement, (iv) the issuance of and conversion of any additional shares of Series E Preferred Stock received as a dividend pursuant to the Certificate of Designation of the Series E Preferred; (B) being the Beneficial Owner of shares of Common Stock held by Camden on the date hereof; and (C) the issuance of options to purchase Common Stock or the exercise of such options issued to the board representative of the Series E Preferred Stock.

3. Additional Definitions. Section 1 is hereby amended to include the following definitions:

(kk) "Certificate of Designation of the Series E Preferred" shall mean the Certificate of Designation, Preferences, and Rights of Series E Convertible Preferred Stock of Nobel Learning Communities, Inc. as filed with the Secretary of the State of the State of Delaware on the date hereof.

(ll) "Series E Stock Purchase Agreement" shall mean the Series E Convertible Preferred Stock Purchase Agreement dated as the date hereof by and among the Company and the Investors, as defined therein.

(mm) Camden shall mean Camden Partners Strategic Fund II-A, L.P., Camden Partners Strategic Fund II-B, L.P. Camden Partners Holdings, LLC, Camden Partners, Inc., Camden Partners Equity Managers I, LLC, Camden Partners Strategic II, LLC, Camden Partners Hedge Fund I, LLC and any of their Affiliates, Associates, successors and assigns to all or a substantial part of their respective businesses of each of the foregoing and each of their respective partners, stockholders, members, officers and directors.

4. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state without giving effect to the principles of conflict of laws thereof. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and

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     restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                         [SIGNATURES ON FOLLOWING PAGE]



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Rights Agreement to be duly executed as of the day and year first above written.

                                        NOBEL LEARNING COMMUNITIES, INC.


                                        By: /s/ John R. Frock
                                            ------------------------------------
                                            Name: John R. Frock
                                            Title: Vice Chairman

                                        Attest:


                                        By: /s/ Yvonne DeAngelo
                                            ------------------------------------


                                        STOCKTRANS, INC.


                                        By: /s/ Gina Hardin
                                            ------------------------------------
                                            Name: Gina Hardin
                                            Title: Vice President


                                        Attest:


                                        By: /s/ Robert J. Winterle
                                            ------------------------------------
                                            Name: Robert J. Winterle
                                            Title: Assistant Corporate Secretary


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